Exhibit 10.7

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 10, 2014 (the “Effective Date”), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the “Company”), and WILLIAM P. FOLEY, II (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Purpose. This Agreement amends and restates, in its entirety, the obligations of the parties under the agreement between the Company and the Employee, dated as of July 2, 2008, as amended as of February 4, 2010, August 1, 2012, and August 27, 2013 (the “Prior Agreement”). The purpose of this Agreement is to recognize the Employee’s significant contributions to the overall financial performance and success of the Company and to provide a single, integrated document which shall provide the basis for the Employee’s continued employment by the Company.

2. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive capacity as Chairman of Fidelity National Financial, Inc. The Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities set forth in Appendix A attached hereto. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Appendix A, the Employee will perform such other duties and responsibilities as are from time to time assigned to the Employee by the Board of Directors of the Company (the “Board”) in writing, consistent with the terms and provisions of this Agreement. The Company acknowledges and agrees that Employee is now and may continue to serve as Chairman of Black Knight Financial Services I, LLC and Black Knight Financial Services II, LLC, Vice Chairman of Fidelity National Information Services, Inc. and as an owner and officer of several personal real estate, winery and restaurant investments.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the “Employment Term”). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated. Notwithstanding any termination of the Employment Term or the Employee’s employment, the Employee and the Company agree that Sections 8 through 10 shall remain in effect until all parties’ obligations and benefits are satisfied thereunder.

4. Salary. During the Employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $425,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increase and performance results (the aggregate amount of paid salary in any given year shall be referred to as the “Annual Base Salary”).

5. Other Compensation and Fringe Benefits. In addition to any executive bonus, deferred compensation and long-term incentive plans which the Company or an affiliate of the Company may from time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:

(a)	the standard Company benefits enjoyed by the Company’s other top executives as a group;

(b)	medical and other insurance coverage (for the Employee and any covered dependents) provided by the Company to its other top executives as a group;

(c)	eligibility to elect and purchase supplemental disability insurance in accordance with the Company’s then current benefit offering;

(d)	an annual incentive bonus opportunity under the Company’s annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee (“Annual Bonus”). The Employee’s target Annual Bonus under the Annual Bonus Plan shall be no less than 225% of the Employee’s Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). The Employee’s Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates; and

(e)	participation in the Company’s equity incentive plans.

6. Vacation. For and during each calendar year within the Employment Term, the Employee shall be entitled to reasonable paid vacation periods consistent with the Employee’s position and in accordance with the Company’s standard policies, or as the Board may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Board or the Committee may approve.

7. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

8. Termination of Employment. The Company or the Employee may terminate the Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below. The Employment Term shall be deemed to have ended on the last day of the Employee’s employment. The Employment Term shall terminate automatically upon the Employee’s death.

(a)	Notice of Termination. Any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 25. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Subsection 8(b)) and, with respect to a termination due to Disability (as that term is defined in Subsection 8(e)), Cause (as that term is defined in Subsection 8(d)), or Good Reason (as that term is defined in Subsection 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Employee’s Disability. A Notice of Termination from the Employee shall specify whether the termination is with or without Good Reason.

(b)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of the Employee’s death.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)	Cause. For purposes of this Agreement, a termination for “Cause” means a termination by the Company based upon the Employee’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of this Agreement; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board. The Employee’s termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of at least 3⁄4 of the Board (less the Employee), stating that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in the Notice of Termination and such conduct constitutes Cause under this Agreement; provided, however, that the Employee shall have been given reasonable opportunity (A) to cure any act or omission that constitutes Cause if capable of cure and (B), together with counsel, during the thirty (30) day period following the receipt by the Employee of the Notice of Termination and prior to the adoption of the Board’s resolution, to be heard by the Board.

(e)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon the Employee’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by the Employee during the Employment Term based upon the occurrence (without the Employee’s express written consent) of any of the following:

(i)	a material diminution in the Employee’s position or title, or the assignment of duties to the Employee that are materially inconsistent with the Employee’s position or title;

(ii)	a material diminution in the Employee’s Annual Base Salary or Annual Bonus Opportunity;

(iii)	within six (6) months immediately preceding or within two (2) years immediately following a Change in Control: (A) a material adverse change in the Employee’s status, authority or responsibility (e.g., the Employee no longer serving as Chairman of the Board would constitute such a material adverse change); (B) a material adverse change in the position to whom the Employee reports (including any requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board) or to the Employee’s service relationship (or the conditions under which the Employee performs his duties) as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the Employee reports; (C) a material diminution in the budget over which the Employee has managing authority; or (D) a material change in the geographic location of the Employee’s principal place of employment (e.g., the Company has determined that a relocation of more than thirty-five (35) miles would constitute such a material change);

(iv)	a material breach by the Company of any of its obligations under this Agreement; or

(v)	election of a new director to the Company’s Board who Employee (as a director of the Board) did not consent to or vote for.

Notwithstanding the foregoing, the Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate the Employee for Cause shall not constitute Good Reason. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) the Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination either: (x) within ninety (90)

days of the initial existence of such event; or (y) in the case of an event predating a Change in Control, within ninety (90) days of the Change in Control; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Employee’s Notice of Termination.

(g)	Cross-Termination. A termination of employment by Black Knight Financial Services I, LLC, Black Knight Financial Services II, LLC or Employee for any reason under that certain Employment Agreement among Black Knight Financial Services I, LLC, Black Knight Financial Services II, LLC and Employee shall constitute a termination for the same reason under this Agreement and Employee shall be entitled to the appropriate termination benefits under this Agreement.

9. Obligations of the Company Upon Termination.

(a)	Termination by the Company for a Reason Other than Cause, Death or Disability or Termination by the Employee for Good Reason. If the Employee’s employment is terminated by: (1) the Company for any reason other than Cause, Death or Disability; or (2) the Employee for Good Reason:

(i)	the Company shall pay the Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to the Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)	the Company shall pay the Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by the Employee for the year in which the Date of Termination occurs (based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred, or the prior year if no target Annual Bonus Opportunity has yet been determined, and the actual satisfaction of the applicable performance measures, but ignoring any requirement under the Annual Bonus plan that the Employee must be employed on the payment date) multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)	the Company shall pay the Employee, no later than the sixty-fifth (65th) calendar day after the Date of Termination, a lump-sum payment equal to 300% of the sum of: (A) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the highest Annual Bonus paid to the Employee by the Company within the three (3) years preceding his termination of employment or, if higher, the target Annual Bonus Opportunity in the year in which the Date of Termination occurs;

(iv)	all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, they will only vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A; and

(v)	the Company shall provide the Employee with certain continued welfare benefits as follows:

(A)	Any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company, and the Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company’s group policy. In addition, if the Employee is covered under or receives life insurance coverage provided by the Company on the Date of Termination, then within thirty (30) business days after the Date of Termination, the Company shall pay the Employee a lump sum cash payment equal to thirty-six (36) monthly life insurance premiums based on the monthly premiums that would be due assuming that the Employee had converted his Company life insurance coverage that was in effect on the Notice of Termination into an individual policy.

(B)	As long as the Employee pays the full monthly premiums for COBRA coverage, the Company shall provide the Employee and, as applicable, the Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of: (i) three (3) years after the Date of Termination; or (ii) the date the Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, within thirty (30) business days after the Date of Termination, the Company shall pay the Employee a lump sum cash payment equal to thirty-six (36) monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)	Termination by the Company for Cause and by the Employee without Good Reason. If the Employee’s employment is terminated (i) by the Company for Cause or (ii) by the Employee without Good Reason (excluding for this purpose the Employee terminating his employment without Good Reason during the six (6) month period immediately following a Change in Control in accordance with Section 9(a)), the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)	Termination due to Death or Disability. If the Employee’s employment is terminated due to death or Disability, the Company shall pay the Employee (or to the Employee’s estate or personal representative in the case of death), within thirty (30) business days after the Date of Termination: (i) any Accrued Obligations, plus (ii) a prorated Annual Bonus based upon the target Annual Bonus opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination.

(d)	Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean that the conditions set forth in any one of the following subsections shall have been satisfied:

(i)	the acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(ii)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)	a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger;

(iv)	during any period of two (2) consecutive years during the Employment Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period;

(v)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of assets of the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such sale, transfer or other disposition, other than a sale, transfer or other disposition to an entity (A) which immediately following such sale, transfer or other disposition owns, directly or indirectly, at least fifty percent (50%) of the Company’s outstanding voting securities or (B) fifty percent (50%) or more of whose outstanding voting securities is immediately following such sale, transfer or other disposition owned, directly or indirectly, by the Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of the Company (or the assets of such subsidiary) shall be treated as a sale of assets of the Company; or

(vi)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

(e)	Six-Month Delay. To the extent the Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if the Employee dies following the Date of Termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of the Employee’s estate within 30 days after the date of Employee’s death.

10. Excise Tax. If any payments or benefits paid or provided or to be paid or provided to the Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first. Notwithstanding the order of priority of reduction set forth above, the Employee may include in the Employee’s election for a Scaled Back Amount a change to the order of such Payment reduction. The Company shall follow such revised reduction order, if and only if, the Company, in its sole judgment, determines such change does not violate the provisions of Code Section 409A.

11. Non-Delegation of the Employee’s Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12. Confidential Information. The Employee acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, the Employee agrees that during the Employment Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.

13. Non-Competition.

(a)

During Employment Term. The Employee agrees that, during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the

Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business. In addition, during the Employment Term, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)	After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after the Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, the Employee agrees: (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets; and (ii), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate.

(c)	Exclusion. Working, directly or indirectly, for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this Section 13: (i) Fidelity National Information Services, Inc., its affiliates or their successors; (ii) Black Knight Financial Services I or Black Knight Financial Services II, LLC, its respective affiliates or their respective successors; or (iii) the Company, its affiliates or their successors if this Agreement is assumed by a third party as contemplated in Section 21.

14. Return of Company Documents. Upon termination of the Employment Term, the Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

15. Improvements and Inventions. Any and all improvements or inventions that the Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of the Employee’s employment hereunder, shall be the sole and exclusive property of the Company. The Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by the Employee of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee hereby acknowledges that obligations under Sections and Subsections 12, 13(b), 14, 15, 16, 17 and 18 shall survive the termination of employment and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

17. Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 9 (other than due to the Employee’s death), the Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired; provided, however, that such release relates only to the Employee’s employment relationship with the Company. With respect to any release required to receive payments owed pursuant to Section 9, the Company must provide the Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by the Employee and returned to the Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.

18. No Mitigation. The Company agrees that, if the Employee’s employment hereunder is terminated during the Employment Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Subsection 9(a)(v) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits or otherwise.

19. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

21. Successors. This Agreement may not be assigned by the Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. The Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the Employee’s tax year following the Employee’s tax year in which the payment amount becomes known and payable; provided, however, that on or after a Change in Control, and following the Employee’s termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to the Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by the Employee or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that the Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of the Employee’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from the Employee. The payment of Reimbursed Amounts during the Employee’s tax year will not impact the Reimbursed Amounts for any other taxable year. The rights under this Section 23 shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.

24. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

25. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

Attention: General Counsel

To the Employee:

William P. Foley, II

601 Riverside Avenue

Jacksonville, FL 32204

26. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

27. Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

28. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime. Notwithstanding anything contained herein to the contrary, (x) in no event shall the Date of Termination occur until the Employee experiences a “separation of service” within the meaning of Code Section 409A, and the date on which such separation from service takes place shall be the “Date of Termination,” and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation of service” within the meaning of Code Section 409A and (y) to the extent the payment of any amount pursuant to Section 9 of this Agreement constitutes deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and such amount is payable within a number of days (e.g., no later than the sixty-fifth (65th) calendar day after the Date of Termination) that begins in one calendar year and ends in a subsequent calendar year, such amount shall be paid in the subsequent calendar year. The Employee acknowledges that he has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Agreement, and the Employee further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle

Its: Executive Vice President, General Counsel and Corporate Secretary

WILLIAM P. FOLEY, II

/s/ William P. Foley, II

APPENDIX A

Position Title: Chairman of the Board

DUTIES AND RESPONSIBILITIES: Reporting to the Board, the Employee’s duties and responsibilities include:

1.	member of the Company’s Board as Chairman;

2.	strategic planning and initiatives;

3.	mergers and acquisitions;

4.	business development;

5.	budget and long range planning advice;

6.	presiding over meetings of the Board and shareholders as Chairman of the Board;

7.	planning the contents and agenda of such meetings with the assistance of Company management;

8.	supervising the Company’s communications with its shareholders;

9.	participating in customer relations and public relations.